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Exhibit 23.1

Consent of KPMG LLP

The Board of Directors
Aksys, Ltd.:

        We consent to the use of our report dated February 26, 2004, with respect to the consolidated balance sheets of Aksys, Ltd. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Chicago, Illinois
April 9, 2004

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  Exhibit 23.1